Exhibit 99.1

A.P. Pharma Logo

News Release

        A.P. PHARMA FILES SHELF REGISTRATION STATEMENT

REDWOOD CITY, Calif. (May 5, 2004) - A.P. Pharma, Inc. (NASDAQ
NM: APPA), a specialty pharmaceutical company, today announced that it has filed a shelf registration statement with the Securities and Exchange Commission covering up to $15,000,000 of its common stock. The specific terms of any offering under the shelf registration will be established at the time of such offering.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

At the time any of the shares covered by the registration statement are offered for sale, a prospectus supplement will be prepared and filed containing specific information about the terms of any such offering. When available, such a written prospectus may be obtained from A.P. Pharma at 123 Saginaw Drive, Redwood City, California 94063.

About A.P. Pharma
-----------------

A.P. Pharma is a specialty pharmaceutical company focused on the development of ethical (prescription) pharmaceuticals utilizing its proprietary polymer-based drug delivery systems. The Company's primary focus is the development and commercialization of its bioerodible injectable and implantable systems under the trade name Biochronomer. Initial target areas of application for the Company's drug delivery technology include pain management, anti-nausea, inflammation, oncology and ophthalmology applications. The Company's product development programs are funded by royalties from topical products currently marketed by pharmaceutical partners, by proceeds from the divestitures of its cosmeceutical and analytical standards product lines and by fees it receives from collaborative partners. For further information visit the Company's Web site at www.appharma.com.

Forward-looking Statements
--------------------------

Except for historical information, this news release contains certain forward-looking statements that involve risks and uncertainties including, among others, uncertainty associated with timely development, approval, launch and acceptance of new products, establishment of new corporate alliances and progress in research and development programs. Other risks and uncertainties associated with the Company's business and prospects are identified in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to revise these forward-looking statements to reflect events or circumstances occurring in the future.

Investor Relations Contacts:                      Company Contact:
----------------------------                      ----------------
Lippert/Heilshorn & Associates                     Gordon Sangster
Zachary Bryant (zbryant@lhai.com)          Chief Financial Officer
Jody Cain (jcain@lhai.com)                          (650) 366-2626
Bruce Voss (bvoss@lhai.com)
(310) 691-7100